Exhibit 10.6
MYLAN INC.
SEVERANCE PLAN, AS AMENDED AUGUST 2009
          The Company hereby adopts the Mylan Inc. Severance Plan, as amended, for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

SECTION 1.	DEFINITIONS. As hereinafter used:
          1.1 “Board” means the Board of Directors of the Company.
          1.2 “Cause” means (a) for purposes of a termination of employment (other than during the Change in Control Protection Period): (i) the failure by the Eligible Employee to substantially perform the Eligible Employee’s duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (ii) the continued failure by the Eligible Employee to perform his duties at a satisfactory level of performance after written notification from his or her manager or supervisor of such failure and after having been provided with a reasonable opportunity to cure such failure, or (iii) the engaging by the Eligible Employee in conduct which is injurious to the Company, monetarily or otherwise; and (b) for purposes of a termination during the Change in Control Protection Period: (x) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness) or (y) the willful engaging by the Eligible Employee in conduct which is injurious to the Company, monetarily or otherwise. For purposes of clause (b) above, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interests of the Company.
          1.3 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting

Securities”); provided, however, that, for purposes of this Section 1.4(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date or (v) any acquisition pursuant to a transaction that complies with Section 1.3 (3)(A), (3)(B) and (3)(C); or
          (2) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, however, the term “Incumbent Board” as used in this Plan shall not include any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who comprise the Incumbent Board immediately prior to such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially of the Company’s assets either directly or through one or more subsidiaries); or
          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          1.4 “Change in Control Protection Period” shall mean the period commencing on the date a Change in Control occurs and ending on the 2nd anniversary of such date.
          1.5 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended.
          1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
          1.7 “Company” means Mylan Inc. or any successors thereto.
          1.8 “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, causing the Eligible Employee to be unable to substantially perform his or her duties for at least 6 months in any 12-month period.
          1.9 “Effective Date” shall mean the date on which the Board adopts this Plan.
          1.10 “Eligible Employee” means, (i) for purposes of terminations of employment (other than during the Change in Control Protection Period), any full-time employee of the Company or any domestic subsidiary thereof who has completed at least two (2) Years of Service with the Company or any domestic subsidiary prior to his or her Severance Date and (ii) for purposes of terminations of employment during the Change in Control Protection Period, any full-time employee of the Company or any domestic subsidiary thereof; provided, however, that Eligible Employees shall not include (1) any employees in respect of whom the Company has entered into a collective bargaining agreement, (2) any individual who is a party to a written employment agreement or is eligible under any other plan, policy or arrangement sponsored or maintained by the Company or any subsidiary (including but not limited to an entity that may become a subsidiary after the Effective Date) thereof (other than a Transition and Succession Agreement) that provides for severance payment and benefits upon termination of employment, unless such individual elects to waive all severance payments and benefits under such agreement, plan, policy or arrangement in connection with such individual’s termination of employment or (3) any individual who is actually entitled (i.e., not just eligible) to receive severance payments and benefits pursuant to a Transition and Succession Agreement with the Company.
          1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          1.13 “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code or any successor provision thereto.
          1.14 “Good Reason” for a Tier I Employee or a Tier II Employee means (i) a material adverse alteration in the nature or status of the employee’s responsibilities with the Company or any subsidiary thereof from those in effect immediately prior to the Change in Control, (ii) a reduction in the employee’s annual salary or target bonus opportunity from those in effect immediately prior to the Change in Control, or (iii) a relocation of the employee’s principal place of employment that causes the employee’s commute from his or her principal residence to the new work location to increase by 30 miles or more. “Good Reason” for any other Eligible Employee means (x) a reduction in the employee’s annual base salary or (y) a relocation of the employee’s principal place of employment that causes the employee’s commute from his or her principal residence to the new work location to increase by 30 miles or more.
          1.15 “Plan” means the Mylan Inc. Severance Plan, as set forth herein, as it may be amended from time to time.
          1.16 “Plan Administrator” means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board.
          1.17 A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (1) The Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control;
          (2) Any Person (other than the Company or any of its subsidiaries) commences (within the meaning of Regulation 14D promulgated under the Exchange Act or any successor regulation) a tender or exchange offer which, if consummated, would result in a Change in Control;
          (3) Any Person (other than the Company or any of its subsidiaries) files with the Securities and Exchange Commission a preliminary or definitive proxy statement relating to an election contest with respect to the election or removal of directors of the Company which solicitation, if successful, would result in a Change in Control;
          (4) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 15% or more of either (A) the Outstanding Company Common Stock or (B) the combined voting power of the Outstanding Company Voting Securities; provided, however, that, for purposes of this Section 1.17, the following acquisitions shall not constitute a Potential Change in Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; or (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), and at the time has beneficial ownership of 15% or more of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities, then a Potential Change in Control shall be deemed to occur at such time; or
          (5) The Board adopts a resolution to the effect that a Potential Change in Control has occurred.
          1.18 “Severance” means (1) the involuntary termination of an Eligible Employee’s employment by the Company or any subsidiary thereof other than for Cause, death or Disability or (2) a voluntary termination of an Eligible Employee’s employment for Good Reason during the Change in Control Protection Period; provided, however, that a Severance shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated if the Eligible Employee is offered comparable employment by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity.
          1.19 “Severance Date” means the date on which an Eligible Employee incurs a Severance.
          1.20 “Tier I Employee” means an Eligible Employee in Pay Grade 70 or higher, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier I Employee.
          1.21 “Tier II Employee” means an Eligible Employee in Pay Grades 55 through 65, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier II Employee.
          1.22 “Tier III Employee” means an Eligible Employee in Pay Grade 45 through 50, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier III Employee.
          1.23 “Tier IV Employee” means an Eligible Employee in Pay Grades 30 through 40, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier IV Employee.
          1.24 “Tier V Employee” means an Eligible Employee who is not, as of his or her Severance Date, a Tier I Employee, Tier II Employee, Tier III Employee, or Tier IV Employee.
          1.25 “Years of Service” shall mean an Eligible Employee’s number of continuous years of employment with the Company and/or any subsidiary thereof since the Employee’s most recent hire date. In computing Years of Service, a period between six full months of employment and one year shall be deemed to be one full year, and a period of less than six full months shall be deemed to be zero years. For example, nine years and six months will be deemed to be ten Years of Service while nine years and anything less than six full months will be deemed to be nine Years of Service. During the Change in Control Protection Period, any Eligible Employee who has fewer than two Years of Service since his or her most recent hire date will be deemed to have two Years of Service for purposes of this Plan.

SECTION 2.	SEVERANCE BENEFITS (OTHER THAN DURING CHANGE IN CONTROL PROTECTION PERIOD).
          2.1 Tier I Employees. Each Tier I Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect on the Severance Date, for a number of months equal to his or her Years of Service, but with a minimum of nine (9) months and a maximum of twelve (12) months, (ii) a monthly payment for the number of months he or she receives salary continuation pursuant to this Section 2.1 (or would have received such payments if the Company had not elected to make a lump sum payment pursuant to Section 2.7), in an amount equal to the cost of premiums for continuation of coverage under COBRA for such employee and his eligible dependents; provided, however, that payments otherwise due to such Eligible Employee shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer, and (iii) outplacement services for up to twelve (12) months following the Severance Date.
          2.2 Tier II Employees. Each Tier II Employee who incurs a Severance other than during the Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect on the Severance Date, for a number of months equal to his or her Years of Service, but with a minimum of six (6) months and a maximum of nine (9) months, (ii) a monthly payment for the number of months he or she receives salary continuation pursuant to this Section 2.2 (or would have received such payments if the Company had not elected to make a lump sum payment pursuant to Section 2.7), in an amount equal to the cost of premiums for continuation of coverage under COBRA for such employee and his eligible dependents; provided, however, that payments otherwise due to such Eligible Employee shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer, and (iii) outplacement services for up to nine (9) months following the Severance Date.
          2.3 Tier III and IV Employees. Each Tier III Employee and Tier IV Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect on the Severance Date, for a number of months equal to his or her Years of Service, but with a minimum of three (3) months and a maximum of six (6) months and (ii) a monthly payment for the number of months he or she receives salary continuation pursuant to this Section 2.3 (or would have received such payments if the Company had not elected to make a lump sum payment pursuant to Section 2.7), in an amount equal to the cost of premiums for continuation of coverage under COBRA for such employee and his eligible dependents; provided, however, that payments otherwise due to such Eligible Employee shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer. In addition, each Tier III Employee shall be provided with outplacement services for a number of months equal to the number of months during which he or she is receiving salary continuation payments (or would have received such payments if the Company had not elected to make a lump sum payment pursuant to Section 2.7).
          2.4 Tier V Employees. Each Tier V Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her annual base salary, as in effect on the Severance Date, for a number of months equal to his or her Years of Service, but with a minimum of two (2) months and a maximum of four (4) months and

(ii) a monthly payment for the number of months he or she receives salary continuation pursuant to this Section 2.4 (or would have received such payments if the Company had not elected to make a lump sum payment pursuant to Section 2.7), in an amount equal to the cost of premiums for continuation of coverage under COBRA for such employee and his eligible dependents; provided, however, that payments otherwise due to such Eligible Employee shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer.
          2.5 Release. Notwithstanding the foregoing, as a condition to the receipt of any payment pursuant to the applicable provision of this Section 2, each Eligible Employee shall be required to execute and not revoke (within the seven (7) day revocation period) a Separation Agreement provided by the Company which contains a general release of claims in favor of the Company. Such release and waiver of claims must be signed within twenty-one (21) days (or such longer period as mandated by applicable employment laws) following the Eligible Employee’s Severance Date.
          2.6 Time of Payments. Subject to Section 7.11 hereof, all payments required to be made hereunder to an Eligible Employee shall be made or shall commence on the thirtieth (30th) day following the Eligible Employee’s Severance Date, or, if later, on the eighth (8th) day following the expiration of the release consideration period required by applicable law; provided, however, that in each case the release contemplated by Section 2.5 has been executed and has become non-revocable prior to any payment hereunder.
          2.7 Lump Sum Payment. The Company may, in its sole discretion, elect to pay severance benefits hereunder in a lump sum but only to the extent permissible under, and then only in accordance with the requirements of, Section 409A of the Code.

SECTION 3.	CHANGE IN CONTROL SEVERANCE BENEFITS.
          3.1 Generally. Subject to Section 3.7 and Section 5 hereof, Eligible Employees shall be entitled to severance benefits pursuant to the applicable provisions of this Section 3 if they incur a Severance during the Change in Control Protection Period. For purposes of calculating severance benefits pursuant to this Section 3, any reduction in an Employee’s annual base salary or annual target bonus during the Change in Control Protection Period shall be disregarded.
          3.2 Tier I Employees. Subject to Section 3.7 and Section 5 hereof, the Company shall pay to each Tier I Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment equal to two (2) times the sum of his or her then annual base salary plus his or her annual target bonus for the year in which the Severance occurs.
          3.3 Tier II, III, IV and V Employees. Subject to Section 3.7 and Section 5 hereof, the Company shall pay to each Tier II Employee, Tier III Employee, Tier IV Employee and Tier V Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment equal to two times the sum of all monthly severance payments the employee would have received under the applicable provisions of Section 2 hereof if his or her employment was terminated by the Company other than for Cause, death or Disability prior to the Change in

Control Protection Period. For the avoidance of doubt, such payment shall not include an amount in respect of COBRA premiums.
          3.4 Health & Dental Benefit Continuation. Subject to Section 3.7 and Section 5 hereof, in the case of each Eligible Employee who incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), the Company shall provide to each such Eligible Employee and anyone entitled to claim under or through such employee all Company-paid benefits under any group health plan and dental plan of the Company (as in effect immediately prior to such employee’s Severance Date or, if more favorable to such employee, immediately prior to the Change in Control) for which employees of the Company are eligible, to the same extent as if such employee had continued to be an employee of the Company during the Welfare Benefit Continuation Period. To the extent that such employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, such employee and anyone entitled to claim under or through such employee with equivalent health and dental benefits under an alternative arrangement during the Welfare Benefit Continuation Period. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period. The Welfare Benefit Continuation Period shall be twenty-four (24) months for each Tier I Employee who incurs a Severance during the Change in Control Protection Period and, for each other Eligible Employee who incurs a Severance during the Change in Control Protection Period, shall be a number of months equal to two times the number of months he or she would have received salary continuation pursuant to the applicable provisions of Section 2 hereof if his or her employment was terminated by the Company prior to the Change in Control other than for Cause, death or Disability.
          3.5 Outplacement Services. Subject to Section 3.7 and Section 5 hereof, each Tier I Employee, Tier II Employee, Tier III Employee and Tier IV Employee who incurs a Severance during the Change in Control Protection Period shall be provided with outplacement services as if such employee had been terminated prior to the Change in Control Protection Period and had been entitled to receive outplacement benefits pursuant to the applicable provisions of Section 2 hereof (determined without regard to any service requirement).
          3.6 Legal Fees. The Company shall reimburse each Eligible Employee whose termination of employment occurs during the Change in Control Protection Period for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under Section 3 of this Plan (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).
          3.7 Release. No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan unless he or she first executes a written release substantially in the form attached hereto as Schedule A and does not revoke such release within the time permitted therein for such revocation. Such release and waiver of claims must be signed within twenty-one (21) days (or such longer period as mandated by applicable employment laws) following the Eligible Employee’s Severance Date.

          3.8 Payment of Benefits. Subject to Section 7.11 hereof, all payments required to be made hereunder to an Eligible Employee shall be made in a cash lump sum on the thirtieth (30th) day following the Eligible Employee’s Severance Date, or, if later, on the eighth (8th) day following the expiration of the release consideration period required by applicable law; provided, however, that in each case the release contemplated by Section 3.7 has been executed and has become non-revocable prior to any payment hereunder. Notwithstanding the above, to the extent the Eligible Employee incurs a Severance following a Change in Control but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Code, amounts payable to any Eligible Employee hereunder, to the extent not in excess of the amount that the Eligible Employee would have received under Section 2 of this Plan or any other pre-Change-in-Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Eligible Employee in accordance with the provisions of this Section 3.8.

SECTION 4.	PLAN ADMINISTRATION.
          4.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
          4.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
          4.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 5.	EXCISE TAX.
          If any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received pursuant to the Plan or otherwise) would be (in whole or part) subject to the excise tax described in Section 4999 of Code, then, to the extent necessary to make such payments and benefits not subject to such excise tax, payments and benefits provided hereunder shall be reduced by the Plan Administrator in consultation with the Eligible Employee.

SECTION 6.	PLAN MODIFICATION OR TERMINATION.
          The Plan may be amended or terminated by the Board at any time; provided, however, that (i) no termination or amendment may reduce the benefits or payments under the Plan to an Eligible Employee if the Eligible Employee’s Severance Date has occurred prior to such termination or amendment and (ii) during the pendency of the Potential Change in Control (and for a period of six months thereafter), as well as during the Change in Control Protection Period, the Plan may not be terminated, nor may the Plan be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee (it being understood, however, that clause (ii) shall not preclude the Plan from being amended to bring it into compliance with Section 409A of the Code). During the periods referred to in clause (ii) of the preceding sentence, but not during any other period, any reduction in an Eligible Employee’s Pay Grade or any redesignation of any such employee to a less favorable tier shall be disregarded for purposes of the Plan.

SECTION 7.	GENERAL PROVISIONS.
          7.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
          7.2 If the Company or any domestic subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any domestic subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
          7.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
          7.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
          7.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.
          7.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
          7.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
          7.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
          7.9 This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.
          7.10 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
          7.11 Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of this Plan and no payments shall be due to the Eligible Employee under this Plan until such Eligible Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Eligible Employee under this Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Eligible Employee would become entitled to under the terms of the Plan, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Eligible Employee remits the related taxes.

SECTION 8.	CLAIMS, INQUIRIES, APPEALS.
          8.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
c/o Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
          8.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.
          This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
          8.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator
c/o Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
With a copy to:
Senior Vice President and Global General Counsel
Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
          8.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.4 the application will be deemed denied on review.
          8.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
          8.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 8.1 above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.3 above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 8.4 above).

SCHEDULE A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
          YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
          YOU HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.
          AFTER SIGNING THIS AGREEMENT, YOU HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.
          In consideration of, and subject to, the payments to be made to me by Mylan Inc. (“Mylan”) or any of its subsidiaries, pursuant to the Mylan Inc. Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by Mylan or any subsidiary thereof after the date hereof, and I further agree to and do release and forever discharge Mylan or any subsidiary of Mylan and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with Mylan or any subsidiary of Mylan or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U. S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.
          Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of Mylan or any subsidiary or parent of Mylan; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of Mylan and any subsidiary of Mylan, and my rights under any director’s and officer’s liability insurance policy covering me.
          I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and Mylan’s acknowledgment of my rights reserved under the preceding paragraph above.

          I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.
          I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by Mylan to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to any officer in the Global Human Relations Department at Mylan’s corporate headquarters (or some other designee).
          Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.
          This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of Pennsylvania.
          I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to Employee:	Mylan Inc.

Date Signed by Employee:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:	Date:

(Print Employee’s Name)